SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

RIDER

Secured Lifetime Returns

This rider (“Rider”) is made part of the Contract to which it is attached.  The Rider is effective on the Rider Effective Date as defined below.  The rider may be cancelled at any time.  See the “Cancellation of the Rider” section below.

DEFINITIONS

Unless defined below or elsewhere in this Rider, capitalized terms used herein shall have the meanings ascribed to them in the Contract (including the Contract Specifications page) to which this Rider is attached.

Account:	the Accumulation Account as set forth in the Contract section “Contract Values During Accumulation Period.”

Account Quarter:	a three month period with the first Account Quarter beginning on the Contract’s Date of Coverage.

Account Value:	the Accumulation Account Value as set forth in the Contract section “Contract Values During Accumulation Period”.

Bonus Base	an amount equal to the initial Purchase Payment paid and is adjusted for additional Purchase Payments, step-ups and partial withdrawals.

Designated Funds:	the variable investment options listed on the Contract Specifications page under the heading Choose Your Portfolio Investment Options.

GLB Amount:
the “guaranteed living benefit amount”, a term applicable while in the AB Plan.  This is the amount guaranteed on the Rider Maturity Date.   If the Rider is effective on the Contract’s Date of Coverage, then the initial GLB Amount is the initial Purchase Payment amount.  Otherwise, the initial GLB Amount is the Account Value on the Rider Effective Date.

GLB Base:	an amount used to determine installment payments and is equal to the RGLB Amount on the WB Plan election date.

Lifetime Income Base:	an amount used to determine the lifetime income benefits, at the contract anniversary following the Owner reaching age 59 ½.

Maximum WB Amount:	an annual dollar amount calculated as a percentage of the GLB Base.

Maximum WB for Life Amount:	an annual dollar amount calculated as a percentage of the Lifetime Income Base, available beginning at age 59 ½.

Owner:
except as otherwise specifically noted under the “Joint-Life Coverage” section below, as used in this Rider the term “Owner” refers to  the oldest Owner; in the case of a non-natural Owner, the term “Owner” refers to the oldest Annuitant.

Rider Effective Date	the later of the Contract’s Date of Coverage or the date on which the rider is added to the Contract.

Rider Maturity Date	the date when the Rider matures, which is the later of the 10th anniversary following the Rider Effective Date, or ten years from the most recent step-up elected by the Owner.

RGLB Amount:
the “remaining” GLB amount.  The minimum withdrawal amount guaranteed under the WB Rider.  The RGLB amount equals the GLB Amount plus any accrued bonus amount on the date the Owner chooses to participate in the WB Plan.  This amount is adjusted for Purchase Payments, step-ups, bonus amounts and partial withdrawals.

Step-Up Year	the 365 day period (366, if a leap year) commencing on the date of the step-up election.

Secured Lifetime Returns Fee:	the fee assessed for the Rider. The fee is higher if joint-life coverage is selected.

THE BENEFIT

The Benefit may be received under one of two plans:  the Guaranteed Minimum Accumulation Benefit (“AB Plan”) and the Guaranteed Minimum Withdrawal Benefit (“WB Plan”). This Rider guarantees, at a minimum, a return of the initial GLB Amount (adjusted for subsequent Purchase Payments and withdrawals), regardless of the investment performance of the Designated Funds, provided the requirements of this Rider are met.  The GLB Amount can be greater than or less than the Owner’s Account Value.  Lifetime income amounts may be received which could exceed the GLB Amount.  Additionally, lifetime income amounts may be increased.  See the “Step-Up of the GLB Amount under AB Plan,” “Step-Up of the Benefit Base under the WB Plan,” and
“ Plus 5 Bonus Feature” sections below.

Cost of Secured Lifetime Returns
The Secured Lifetime Returns Fee is set forth in the Contract Specifications page, unless the Secured Lifetime Returns Fee is later modified.  See the “Step-Up of the GLB Amount under the AB Plan,” “Step-up of the Benefit Base under the WB Plan” and “Joint-Life Coverage” sections below.  The Secured Lifetime Returns Fee will be made as a specific deduction from the Account Value, taken on the last valuation day of the Account Quarter.  The initial Secured Lifetime Returns Fee will be applied on the last valuation day at the end of the Account Quarter during which the Rider became effective.  Thereafter, the Secured Lifetime Returns Fee will continue to be deducted until the Annuity Commencement Date, the Account Value declines to zero, or the Secured Lifetime Returns Benefit is cancelled.  See the “Cancellation of the Rider” section below.

The AB Plan
Enrollment in the AB Plan is automatic unless the WB Plan is elected as described below.  Under the terms of the AB Plan, any excess of the GLB Amount over the Owner’s Account Value after the application of any other applicable credit or deduction, will be credited on the Rider Maturity Date.  Any such amount will be allocated on a pro rata basis to all Designated Funds in which the Owner is invested at that time.  The GLB Amount under the AB Plan is equal to the sum of 100% of the initial Purchase Payment plus a percentage of any subsequent Purchase Payments, adjusted for partial withdrawals.  If the Owner makes one or more subsequent Purchase Payments during the 10 year period, the period will not restart.  Rather, the percentage guarantee for each subsequent Purchase Payment after the second Rider anniversary will be reduced, depending upon the year after the Rider purchase in which it was deposited, as follows:

Year after Rider purchase in which Purchase Payment is deposited	Percentage Guaranteed
1-2	100%
3-5	85%
6-8	70%
9-10	60%

Step-Up of the GLB Amount under the AB Plan
At any time on or after the 1st anniversary following the Rider Effective Date, the Owner may elect to step-up the GLB Amount to equal the current Account Value. On the day that the Company receives a step-up election notice (the “Step-Up Date”), the GLB Amount will be increased to an amount equal to the Account Value on the Step-Up Date and a new AB Plan will commence.  Upon step-up, the accrued Bonus will be reduced, please see the “Plus 5 Bonus Feature” section. If the step-up is elected, the Rider Maturity Date becomes 10 years from the Step-Up Date.  However, if a step-up in the GLB Amount is made, at least 1 full year must pass before another step-up can be elected.  A step-up can be elected only if the current Account Value is greater than the current GLB Amount.  The Company reserves the right to require that step-up elections occur only within 30 days following the 1st or any subsequent anniversary following the Rider Effective Date.

Upon step-up, the new Secured Lifetime Returns Fee may be higher than the current Secured Lifetime Returns Fee as set forth above under the “Cost of Secured Lifetime Returns” The Owner's prior written consent is required to accept the new Secured Lifetime Returns Fee and initiate the step-up.  The new Secured Lifetime Returns Fee will be set by the Company based on current market conditions at the time of any step-up.

A step-up will not be allowed if the Account Value is higher than $5,000,000 ..  For purposes of determining the $5,000,000 limit, the Company reserves the right to aggregate Account Value with the account values of all other variable annuity Contracts owned by the Owner that have been issued by Sun Life Assurance Company of Canada (U.S.) or its affiliates.  Step-up may not be elected within the ten year period prior to the maximum Annuity Commencement Date.

After the step-up election, any subsequent Purchase Payments will increase the GLB Amount by a specified percentage. The percentage of any such subsequent Purchase Payment guaranteed depends upon the number of Step-Up Years from the most recent Step-Up Date.

Step-Up Years	Percentage of Subsequent Purchase Payment Guaranteed
1-2	100%
3-5	85%
6-8	70%
9-10	60%

Refund of Secured Lifetime Returns Fees under AB Plan
If the Owner remains in the AB Plan until the Rider Maturity Date, and the Account Value is greater than or equal to the GLB Amount on this date, then the Company will credit the sum of all of the Secured Lifetime Returns Fees for this Rider that have been assessed since inception of this Rider to the Account Value.  The refund of Secured Lifetime Returns Fees for this Rider does not apply if the WB Plan has been elected.  The refund will be allocated on a pro-rata basis to the Designated Funds in which the Contract is allocated on the Rider Maturity Date.

Renewal of Participation in the AB Plan
If participation in the AB Plan continues until the Rider Maturity Date, then such participation may be renewed, provided that the Company is still offering this Rider to new Owners.  Upon renewal, the Secured Lifetime Returns Fee will be extended under the terms and conditions applicable to new Owners at that time.  If renewal is not available, or is available and no election to renew this Rider is made, then all further benefits under this Rider will be discontinued.  The Company reserves the right to stop offering this Rider to new Owners.  If the Company exercises this right, then renewals will not be available.

The WB Plan
The WB Plan may be elected at any time prior to the earliest of the maximum Annuity Commencement Date, the Rider Maturity Date, and the commencement of any annuity payment option. If the WB Plan is not specifically elected, the Owner will be deemed to have elected to remain in the AB Plan.  Once participation in the WB Plan is elected, the AB Plan will no longer be available and the GLB Amount plus any accrued bonus amount will be referred to as the RGLB Amount.  Under the WB Plan, the Owner has two withdrawal options depending on the Owner’s attained age on the date of the first withdrawal.

Under Age 59 ½
If the Owner is under age 59 ½, the return of the RGLB Amount is made in installments.  The GLB Base is used to determine the benefit and is equal to the RGLB Amount on the WB Plan election date.  The Owner may withdraw up to 5% of the GLB Base each Account Year until the RGLB Amount equals zero, defined as the Maximum WB Amount.  The GLB Base is equal to the RGLB Amount as of the WB Plan effective date.  Once the RGLB amount is reduced to $0, the GLB Base is permanently set to $0 as well.

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Age 59 ½
Lifetime income payments may begin if the Owner is age 59 1/2 or older.  Lifetime income benefits are determined by the Lifetime Income Base which is equal to the RGLB Amount on:
a)	the WB Plan election date if the Owner is age 59 or older on the WB Plan election date; or
b)	the Contract Anniversary on or immediately following the Owner's 59th birthday if the Owner is under age 59 on the WB Plan election date.

The Owner may withdraw up to 5% of the Lifetime Income Base each Account Year for life, defined as the Maximum WB for Life Amount.

Any subsequent Purchase Payments made after the WB Plan has been elected, but before the fourth Rider anniversary, will increase the GLB Base, Bonus Base, Lifetime Income Base (if the Owner is age eligible) and RGLB Amount by 100% of such subsequent Purchase Payment.  After the 4th Rider anniversary, additional Purchase Payments will not be accepted.

Step-Up of Benefit Base under the WB Plan
At any time on or after the 1st anniversary following the Rider Effective Date, the Owner may elect to step-up the RGLB Amount, the GLB Base and the Lifetime Income Base to equal the current Account Value.    On any step-up date the Company will increase the RGLB Amount, the GLB Base and the Lifetime Income Base to an amount equal to the Account Value on the Step-Up Date.  However, if a step-up is elected, at least 1 full year must pass before another step-up can be elected.  A step-up can be elected only if the current Account Value is greater than both the current GLB Base and Lifetime Income Base.  The Company reserves the right to require that step-up elections occur only within 30 days following the1st or any subsequent anniversary following the Rider Effective Date.

Upon step-up, the new Secured Lifetime Returns Fee may be higher than the current Secured Lifetime Returns Fee as set forth above under the “Cost of Secured Lifetime Returns” section. The step-up may occur automatically unless the current cost of the Rider has changed, in which case the Company will send advance notification to the Owner of the option to elect the step-up.  The Owner's prior written consent is required to accept the new Secured Lifetime Returns Fee and initiate the step-up.  The new Secured Lifetime Returns Fee will be set by the Company based on current market conditions at the time of any step-up.

A step-up will not be allowed if the Account Value is higher than $5,000,000.  For purposes of determining the $5,000,000 limit, the Company reserves the right to aggregate Account Value with the account values of all other variable annuity Contracts owned by the Owner that have been issued by Sun Life Assurance Company of Canada (U.S.) or its affiliates.

Step-up must be elected prior to the maximum Annuity Commencement Date.

If the step-up is elected, the new Maximum WB for Life Amount will equal 5% of the new Lifetime Income Base.  The new Maximum WB Amount will equal 5% of the new GLB Base.

If the Owner steps-up in a particular Account Year, any withdrawals previously made in that Account Year are applied against the new Maximum WB Amount and the new Maximum WB for Life Amount.

Plus 5 Bonus Feature
For each Account Year a withdrawal is not taken under the AB Plan a bonus of 5% of the Bonus Base accrues at the end of that Account Year.  While under the AB Plan, the Bonus Base at any time is equal to the current GLB Amount.  If the Owner reaches the Rider Maturity Date while still in the AB Plan then the accrued bonus amount is set to zero.  If  the WB Plan is elected prior to the Rider Maturity Date, all accrued bonuses will be added to the RGLB Amount prior to calculation of the GLB Base or Lifetime Income Base.  The accrued bonus amount will then be set to zero.   Bonuses may be earned after WB Plan election and will be added to the current RGLB Amount.

After bonus addition, the new GLB Base will be the greater of:
(i)	the RGLB Amount after the addition of the bonus amount; or
(ii)	the GLB Base prior to the addition of the bonus amount.

After bonus addition, the new Lifetime Income Base will be the greater of:
(i)	the Lifetime Income Base prior to the addition of the bonus amount; or
(ii)	the lesser of:
(a)	the RGLB Amount after the addition of the bonus amount; or
(b)	the Lifetime Income Base prior to the bonus plus the bonus amount.

The Plus 5 Bonus Feature is operative during the first ten Rider years for Owners aged 70 or younger on the Rider Effective Date.  Availability of the Plus 5 Bonus Feature decreases by one year for each year an Owner exceeds age 70.

Under the AB Plan, withdrawals will reduce the Bonus Base and any accrued bonus amounts in the same manner as the GLB Amount is reduced.  Under the WB Plan, withdrawals will reduce the Bonus Base in the same manner as the GLB Base is reduced.  Please see the “Withdrawals” section below for details.

Step-Up of Bonus Base
While under the AB Plan, the Bonus Base may be stepped up in the same manner as the GLB Amount, subject to the terms and conditions described in the “Step-Up of the GLB Amount under the AB Plan” section of this Rider.  Accrued bonus amounts after step-up under the AB Plan will be equal to the greater of:
(i)	zero; or
(ii)	the accrued bonus amount before step-up less the difference between the GLB Amount after and before step-up.

While under the WB Plan, the Bonus Base may be stepped up in the same manner as the RGLB Amount, GLB Base and Lifetime Income Base, subject to the terms and conditions described in the “Step-Up of Benefit Base under the WB Plan” section of this Rider.

Designated Funds
All Account Value must be invested in one or more of the Designated Funds during the entire term of the Rider.  The term of the Rider is for life, unless the GLB Base or RGLB Amount is reduced to zero or the Rider is cancelled as described below under the “Cancellation of the Rider” section.  The application package contains a list of the only Funds, Guarantee Period dollar cost averaging programs, and asset allocation models that currently qualify as Designated Funds.  The Company reserves the right, in its sole discretion, to change the available Designated Funds on new and existing Contracts without prior notice.  Any time there is a change in the Designated Funds, the Account Value will remain in the previously available Designated Funds.  However, any future transfers or Purchase Payments may only be allocated to the Designated Funds then available.  In the event of step-up, the company reserves the right to require that all account values be allocated to the Designated Funds then available.  A future transfer or allocation of Purchase Payments to other than a Designated Fund will result in cancellation of this Rider.  See the “Cancellation of the Rider” section below for additional restrictions.

Withdrawals
All withdrawals are subject to withdrawal charges if they are in excess of the annual free withdrawal amount as set forth in the Contract Specifications page.

In addition, while in the AB plan, any withdrawals will reduce the GLB Amount, Bonus Base and any accrued bonus amounts proportionally to the amount withdrawn.  That is, any partial withdrawal will reduce the GLB Amount as follows:

GLB Amount prior to withdrawal              X           Account Value immediately after the withdrawal
                                                                                          Account Value immediately before the withdrawal

The new Bonus Base will then equal the new GLB Amount.  The partial withdrawal will also reduce any accrued bonus amounts as follows:

Accrued bonus prior to withdrawal              X           Account Value immediately after the withdrawal
                                                                                         Account Value immediately before the withdrawal

If the WB Plan has been elected, withdrawals of no more than the Maximum WB Amount (or the required minimum distribution amount, if higher) will reduce the RGLB Amount by the amount of the withdrawal.  If more than the Maximum WB Amount (or the required minimum distribution amount, if higher) is withdrawn in any one Account Year, then the RGLB Amount, the GLB Base and the Bonus Base will be reduced.  The new RGLB Amount will be the lesser of:

(a)	the previous RGLB Amount reduced by the amount of the withdrawal; or
(b)	the Account Value.

The new GLB Base will be the lesser of:

(a)	the previous GLB Base reduced by the amount of the withdrawal that is in excess of the Maximum WB Amount (or the required minimum distribution amount, if higher; or
(b)	the Account Value.

The new Bonus Base will be the lesser of:

(a)	the previous Bonus Base reduced by the amount of the withdrawal that is in excess of the Maximum WB Amount (or the required minimum distribution amount, if higher); or
(b)	the Account Value.

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If more than the Maximum WB for Life Amount (or the required minimum distribution amount, if higher) is withdrawn in any one Account Year, then the Lifetime Income Base will be reduced.  The new Lifetime Income Base will be the lesser of:

(a)	the previous Lifetime Income Base reduced by the amount of the withdrawal that is in excess of the Maximum WB Amount (or the required minimum distribution amount, if higher); or
(b)	the Account Value.

Joint-life Coverage
The Owner has the option of electing the Rider with single-life coverage or, for a higher Secured Lifetime Returns Fee, with joint-life coverage.  Joint-life coverage is available only if the Owner and sole beneficiary are spouses. If joint-life is elected then the term Owner refers to the younger spouse. Joint-life coverage can be elected on an individually-owned Contract or on a co-owned Contract.  If joint-life coverage is elected on a co-owned Contract, then the spouses must co-own the Annuity.

While in the AB Plan, joint-life coverage provides the surviving spouse with the additional option to choose the WB Plan and elect lifetime income.

If the WB Plan is elected, then single-life coverage provides the Maximum WB for Life Amount until any Owner dies; joint-life coverage provides the Maximum WB for Life Amount for as long as either the Owner or the Owner's spouse is alive.  If joint-life coverage is elected, then the Maximum WB for Life Amount will be calculated on the Account Anniversary following the 59th birthday of the younger spouse, or on the Rider Effective Date if both spouses are at least age 59½ on that date.  All other features and benefits of this Rider remain unchanged if joint-life coverage is elected.

Either single-life or joint-life coverage must be elected not later than the Rider Effective Date.  Once elected, the Owner may not switch between single-life and joint-life coverage.  With respect to joint-life coverage, should the Owner's spouse (as of the Rider Effective Date) cease to be the sole primary beneficiary under the Contract, then joint-life coverage will automatically convert to single-life coverage.  Under these circumstances, the higher fee associated with joint-life coverage will continue to be assessed, and all rider benefits will continue to be based on the age of the younger spouse.

Cancellation of the Rider
The Owner may cancel the Rider at any time upon notice to the Company.  Upon cancellation, all benefits offered under the Rider shall immediately cease, the Rider may not be reinstated, and Secured Lifetime Returns Rider Fees will terminate.

With respect to the requirement set forth above in the “Designated Funds” section that Account Value at all times be invested in one or more Designated Funds, the Rider automatically will be cancelled under the following circumstances:

●	if any Purchase Payment is allocated to an investment option other than a Designated Fund; or
●	if any portion of Account Value maintained in a Designated Fund is transferred into any investment option other than a Designated Fund.

The Rider will be cancelled upon a change of ownership of the Contract.
Death of AB Plan Owner
If single-life coverage was selected and the Owner dies while the AB Plan is still in force, then all benefits and charges under this Rider will terminate when the Company receives Due Proof of Death, unless the Owner’s surviving spouse is the sole Beneficiary and elects to continue the Contract and Rider.  The surviving spouse can elect the WB Plan at any time prior to the earliest of such spouse’s maximum Annuity Commencement Date, the Rider Maturity Date under the AB Plan or the commencement of any annuity payment option and can take withdrawals up to the Maximum WB Amount until the RGLB Amount has been exhausted.  The lifetime income benefits are not available to the surviving spouse unless the surviving spouse elects a new Rider (if available) or joint-life coverage was elected.  See the “Joint-life Coverage” section above.  If the surviving spouse does not elect the WB plan, then the AB Plan and benefits will continue until the Rider Maturity Date. In all cases, the GLB Amount and Bonus Base will not reset upon the death of the Owner.

If the Rider is continued, at the death of the surviving spouse, then the Contract and the Rider will terminate.

If joint-life coverage was selected on a co-owned Contract and one of the Owners dies, or if joint-life coverage was selected on an individually-owned Contract and the Owner dies, then the surviving spouse, as the beneficiary, has the right to continue the Contract ("spousal continuation"), the Rider continues and the AB Plan continues. In such case:

●	the new Account Value will be the Death Benefit; and

●	the Contract’s Secured Lifetime Returns Fee immediately prior to the Owner’s death will continue; and

●
the GLB Amount, Bonus Base and Rider Maturity Date will remain unchanged until the next  Account Anniversary when a step-up could apply due to an increase in
Account Value.  See the "Step-Up of the GLB Base under the AB Plan" section above; and

●	The Plus 5 Bonus Feature period will remain unchanged; and

●	The accrued bonus amount will remain unchanged.

If the Rider is continued, at the death of the surviving spouse, then the Contract and the Rider will terminate.

Alternatively, the surviving spouse may choose to take any available option under the Death Benefit provisions of the Contract, and the Contract and Rider will both end.

If joint-life coverage was selected on an individually-owned Contract, and the spouse of the Owner dies, then the surviving spouse, as the Owner, will continue the Contract with no change, the Rider now covers the single life of the Owner.

Death of WB Plan Owner
If single-life coverage was selected, at the death of any Owner, then the Rider terminates. The Beneficiary may elect to exercise any of the available options under the Death Benefit provisions of the Contract, or alternatively, to receive the Maximum WB Amount on an annual basis until the RGLB Amount has been reduced to zero.  If the surviving spouse is the sole Beneficiary and elects to continue the Certificate ("spousal continuation"), the new Account Value will be the Death Benefit Amount, the WB Plan will continue if the RGLB Amount is greater than zero, but lifetime withdrawal benefits will not be available.  Alternatively, if the surviving spouse is the sole Beneficiary and elects to continue the Contract ("spousal continuation"), then the spouse has the additional option of electing to participate in a new Rider on the original Contract assuming that the Rider is available to new Contracts at the time of such election.  If the surviving spouse makes such election then:

●	the new Account Value will be the Death Benefit; and

●	the new Secured Lifetime Returns Fee will be set by the Company based on market conditions at the time and may be higher than the current fee.

If the Rider is continued, at the death of the surviving spouse, then the Contract and the Rider will terminate.

If joint-life coverage was selected on a co-owned Contract and one of the Owners dies, then the surviving spouse has the right to continue the Contract (“spousal continuation”) , and the Rider and WB Plan will continue. If joint-life coverage was selected on an individually-owned Contract, if the Owner dies, then the surviving spouse has the right to continue the Contract ("spousal continuation"). The Rider will continue and the WB Plan will continue.  In such case:

●	the new Account Value will be equal to the Death Benefit; and

●	the Contract’s Secured Lifetime Returns Fee immediately prior to the Owner’s death will continue to the surviving spouse; and

●
the RGLB Amount, GLB Base, Lifetime Income Base and Bonus Base will remain unchanged until the next Account Anniversary when a step-up could apply due to an increase in Account Value.  See the "Step-Up of Benefit Base under the WB Plan" section above.

If applicable, then the Plus 5 Bonus Feature period will remain unchanged.

If the Rider is continued, at the death of the surviving spouse, then the Contract and the Rider will terminate.

Alternatively, the surviving spouse may choose to take any available option under the death benefit provisions of the Contract, and the Contract and Rider will both end.

If joint-life coverage was selected on an individually-owned Contract, if the spouse of the Owner dies, then the surviving spouse, as the Owner, will continue the Contract with no change. The Rider now covers the single life of the Owner.

In all cases, the Company will not permit a Beneficiary to make any election that would adversely affect the treatment of the Contract as an annuity contract under the Code.

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What Happens on the Maximum Annuity Commencement Date
On the Contract Specifications page, an Annuity Commencement Date is stated.  At the Owner’s option the Annuity Commencement Date may change but may not be later than the maximum Annuity Commencement Date permitted under state law.  An Annuity Commencement Date which disrupts the ten year accumulation period under the AB Plan is not permitted.

If prior to or on the maximum Annuity Commencement Date the WB Plan has been elected and the Account Value is zero, then the Owner must choose to receive either the Maximum WB Amount or the Maximum WB for Life Amount.  If no choice is made, then the Owner will be deemed to have elected the Maximum WB for Life Amount.

If the Maximum WB Amount is chosen, then the Maximum WB Amount will be paid each year to the Owner until the RGLB Amount is zero.  If the Maximum WB for Life Amount is chosen, then the Maximum WB for Life Amount will be paid each year until the Owner's death.  If the RGLB Amount is greater than zero after the Owner's death, then the beneficiary will then receive the Maximum WB Amount until the RGLB Amount is zero.  Amounts may not be increased, decreased or waived.

If the Account Value is greater than zero on the maximum Annuity Commencement Date, then the Owner may elect to:
1.	surrender the Contract and receive the Cash Surrender Value; or
2.	annuitize the Account Value under one of the then currently available Annuity Options.
3.
annuitize the Account Value as a single-life annuity (or a joint-life annuity, if joint-life coverage was elected at issue and is still eligible) with an annualized annuity payment of not less than the Maximum WB for Life Amount that would have been payable immediately prior to the maximum Annuity Commencement Date.

If no election is made, then the Company will default to the third option described above.

All other Contract benefits, including death benefits, terminate on the maximum Annuity Commencement Date.

Signed by the Company at its Executive Office, Wellesley Hills, Massachusetts.

/s/ Robert C. Salipante	/s/ Michael S. Bloom
Robert C. Salipante President	Michael S. Bloom Secretary

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